Exhibit 99.1

Exponent Reports Third Quarter 2009 Results

MENLO PARK, Calif., October 21, 2009 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter and nine months ended October 2, 2009.

For the third quarter of 2009, total revenues were $55,245,000, as compared to $58,730,000 reported in the third quarter of last year. Revenues before reimbursements were $50,666,000, as compared to $51,751,000 in the third quarter of 2008. Net income for the third quarter of 2009 was $5,833,000, or $0.39 per diluted share, as compared to $5,942,000, or $0.38 per diluted share, in the prior year period. EBITDA1 was $10,687,000, as compared to $10,704,000 in the third quarter of 2008.

For the first nine months of 2009, total revenues were $175,903,000, as compared to $169,946,000 in the same period of last year. Revenues before reimbursements were $158,026,000, as compared to $154,574,000 in the same period of 2008. Net income was $17,616,000, or $1.17 per diluted share, as compared to $18,082,000, or $1.13 per diluted share, in the prior year period. EBITDA in the first nine months of 2009 was $32,037,000, as compared to $31,823,000 in the first nine months of 2008.

During the third quarter of 2009, Exponent repurchased $4.7 million of its common stock, and closed the third quarter with $57.3 million in cash, cash equivalents and short-term investments.

“For the third quarter revenues before reimbursements, excluding product sales in our defense technology development practice, increased slightly over the same period last year. We are satisfied with this performance, considering the general macroeconomic climate, ongoing softness in the automotive industry, and the winding down of our support of the U.S. Army’s Rapid Equipping Force (REF) labs in Iraq and Afghanistan,” commented Dr. Paul Johnston, President and CEO. “We are pleased to have delivered higher earnings per share and EBITDA margin, as a result of effectively managing costs and repurchasing shares. Additionally, we had good performances in our mechanics and materials, electrical, and human factors practices, as well as our health sciences group.

“For the fourth quarter of 2009, we believe the demand for our services will remain relatively stable. However, we continue to see a tight corporate spending environment, especially in the automotive industry. While we are no longer supporting REF labs, we are continuing development and field support of the REF’s ground penetrating radar program. As a result of these factors, we are still expecting revenues before reimbursements for the full year 2009, to be approximately flat with last year. As a reminder, in 2008 we had high product sales in technology development, a favorable foreign currency exchange rate environment, and an extra week in the fourth quarter.

“Our unique position as a leader in assisting clients to solve their most challenging engineering and scientific problems has allowed our business to remain relatively resilient through this economic downturn. We remain confident in our ability to grow over the long term as we build upon our strong market position and add capabilities that allow us to help our clients with their future technological, health and environmental challenges,” concluded Dr. Johnston.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, October 21, 2009, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 and entering reservation 4171146#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

[1]

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended October 2, 2009 and September 26, 2008

(unaudited)

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Revenues
Revenues before reimbursements	$50,666	$51,751	$158,026	$154,574
Reimbursements	4,579	6,979	17,877	15,372

Revenues	55,245	58,730	175,903	169,946

Operating expenses
Compensation and related expenses	34,571	33,097	107,371	99,804
Other operating expenses	5,331	5,620	15,917	16,636
Reimbursable expenses	4,579	6,979	17,877	15,372
General and administrative expenses	2,379	3,346	8,238	9,542

	46,860	49,042	149,403	141,354

Operating income	8,385	9,688	26,500	28,592

Other income
Interest income, net	93	397	527	1,362
Miscellaneous income, net	1,209	(43)	2,265	247

	1,302	354	2,792	1,609

Income before income taxes	9,687	10,042	29,292	30,201
Income taxes	3,854	4,100	11,676	12,119

Net income	$5,833	$5,942	$17,616	$18,082

Net income per share:
Basic	$0.41	$0.40	$1.24	$1.21
Diluted	$0.39	$0.38	$1.17	$1.13

Shares used in per share computations:
Basic	14,241	14,736	14,167	14,890
Diluted	15,028	15,709	15,029	15,937

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

October 2, 2009 and January 2, 2009

(unaudited)

(in thousands)

	October 2, 2009	January 2, 2009
Assets
Current assets:
Cash and cash equivalents	$48,513	$32,598
Short-term investments	8,757	24,772
Accounts receivable, net	68,669	62,208
Prepaid expenses and other assets	7,979	6,275
Deferred income taxes	5,085	4,455

Total current assets	139,003	130,308
Property, equipment and leasehold improvements, net	29,841	31,371
Goodwill	8,607	8,607
Other assets	18,483	12,804

	$195,934	$183,090

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,148	$6,536
Accrued payroll and employee benefits	28,864	35,528
Deferred revenues	5,123	6,171

Total current liabilities	39,135	48,235
Other liabilities	9,056	4,968
Deferred rent	1,459	1,793

Total liabilities	49,650	54,996

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	82,763	72,734
Accumulated other comprehensive loss	(296)	(345)
Retained earnings	136,121	127,127
Treasury stock, at cost	(72,320)	(71,438)

Total stockholders’ equity	146,284	128,094

	$195,934	$183,090

EXPONENT, INC.

EBITDA and EBITDAS (1)

For the Quarters Ended October 2, 2009 and September 26, 2008

(unaudited)

(in thousands)

	Quarter Ended		Nine Months Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Net Income	$5,833	$5,942	$17,616	$18,082

Add back (subtract):
Income taxes	3,854	4,100	11,676	12,119
Interest income, net	(93)	(397)	(527)	(1,362)
Depreciation and amortization	1,093	1,059	3,272	2,984

EBITDA (1)	10,687	10,704	32,037	31,823

Stock-based compensation	1,693	1,726	6,437	6,352

EBITDAS (1)	$12,380	$12,430	$38,474	$38,175

(1)	EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.